                                                                EXHIBIT 10.135


                           ASSET ACQUISITION AGREEMENT





                                     BETWEEN





                        CASTLE EXPLORATION COMPANY, INC.




                                       AND




                    AMERICAN REFINING AND EXPLORATION COMPANY

                              DEVEN RESOURCES, INC.

                  CMS/CASTLE DEVELOPMENTAL ENERGY FUND I, L.P.





                         EFFECTIVE AS OF OCTOBER 1, 1999

                  THIS AGREEMENT, dated December 14, 1999 but effective as of Effective Date, by and among AMERICAN REFINING AND EXPLORATION COMPANY, a Pennsylvania corporation, whose address is Suite 215, 100 Four Falls Corporate Center, West Conshohocken, Pennsylvania, 19428 ("AREC"), DEVEN RESOURCES, INC., a Pennsylvania corporation whose address is Suite 615, 983 Old Eagle School Road, Wayne, Pennsylvania 19087 ("DRI") and CMS/CASTLE DEVELOPMENTAL ENERGY FUND I, L.P., a Delaware partnership with an office at c/o CMS Affiliated Partnerships, One Bala Plaza, Suite 412, Bala Cynwyd, Pennsylvania 19004("CMS") (hereinafter AREC, DRI and CMS are sometimes collectively referred to as the "Sellers" or individually as a "Seller") and CASTLE EXPLORATION COMPANY, INC., a Pennsylvania corporation, whose address is 61 McMurray Road, Suite 204, Pittsburgh, Pennsylvania 15241 ("CECI" or "Buyer").

                                   WITNESSETH

         WHEREAS, CMS and AREC own undivided working interests in the Assets;
and

         WHEREAS, DRI owns a Net Profits Interest in the Assets; and

         WHEREAS, Buyer is the previous operator of the Assets, surrendering operation to AREC on June 17, 1997 and whose parent, Castle Energy Corporation, owns an undivided working interest in the Assets; and

         WHEREAS, the Sellers desire to sell and convey and Buyer desires to purchase and acquire the Assets, effective as of the Effective Date.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                             ARTICLE I--DEFINITIONS

         1. The following terms shall have the meanings ascribed to them below when used in this Agreement:

              1.1. "Agreement", shall mean this Asset Acquisition Agreement.

              1.2. "Affiliate", shall mean any Person, more that 50% of which is owned, owns, or controlled by, directly or indirectly, any party to this Agreement.

              1.3. "Assets", shall mean all of Sellers' interests in:

                   1.3.1. the Equipment, the Oil and Gas Properties, Pipeline Interest, Oil and Gas Contracts, Net Profits Interest and the Wells; and

                   1.3.2. Copies of all documents in Sellers' possession, under Sellers' control or in the possession of Sellers' agents or representatives, relating to the Equipment, the Oil and Gas Properties, and the Wells to include, by way of example and not limitation, Production, financial, and engineering records, and all other files whether kept manually or on in electronic form, that covers, deals with or relates to the Assets or any part thereof; provided, however, that nothing herein shall require Sellers to disgorge their own geological interpretations, internal corporate, partnership, and legal records, or management information systems ("Books and Records").

              1.4. "Assignment" or "Assignments", shall mean those Assignments and Bills of Sale in substantially in the form of Exhibit "A" and Exhibit "A-1". The Assignments shall contain special warranty deed language, conveying the Assets without warranty, either expressed or implied, except those claiming by, through or under the Seller, but not otherwise, with full substitution and subrogation all as more particularly set forth in the Agreement, with all

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Equipment conveyed "AS IS" and "WHEREAS", WITHOUT WARRANTY OF FITNESS FOR A
PARTICULAR PURPOSE OR MERCHANTABILITY.

              1.5. "Closing", shall mean the consummation of the transactions contemplated by this Agreement.

              1.6. "Closing Date", shall mean the date on which the Closing shall occur, which date shall in no event be later than December 14, 1999, unless extended by mutual agreement of the parties hereto.

              1.7. "Effective Date", shall mean 7:01 a.m. Eastern Standard Time, October 1, 1999.

              1.8. "Encumbrance", shall mean any mortgage, lien, security interest, pledge, charge, encumbrance, claim, limitation, reversionary interest, preferential right to purchase any of the Oil and Gas Properties, irregularity, burden, hypothecation or defect.

              1.9. "Environmental Condition", shall mean any condition of the soil, subsurface, surface waters, ground waters, atmosphere or other environmental medium, whether or not yet discovered, which results, or could reasonably be expected to result, in any damage, loss, cost, expense, claim, demand, investigation, lien or liability relating to the Assets under any Environmental Law.

              1.10. "Environmental Law ", shall mean the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all federal, state, and other governmental regulations, orders, interpretations or rulings issued thereunder, and other Legal Requirements relating to air or water quality, hazardous or solid wastes, hazardous substances the prevention or remediation of pollution or environmental damage, protection of the environment or any other environmental matters.

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              1.11. "Equipment", shall mean those items of equipment (i) located on the Oil and Gas Properties; (ii) appurtenant thereto, and/or, (iii) used in connection with the Oil and Gas Properties, the Pipeline and/or the Wells.

              1.12. "Existing Burdens", shall mean Lease Burdens and Permitted Encumbrances of record as of the Effective Date or of which Buyer has received written notice prior to the Closing Date.

              1.13. "Final Settlement Statement", shall mean that Final Settlement Statement as provided for in Paragraph 10.8.

              1.14. "Lease Burdens", shall mean all Royalties and Overriding Royalties and such other rights to share in the Production from the Wells of record as of the Effective Date, other than the Net Profits Interest.

              1.15. "Lease Operating Expenses", shall mean any and all costs and expenses properly charged by the operator of the Wells pursuant to the applicable operating agreement governing operations on such Wells.

              1.16. "Legal Requirements", shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation including by way of example and not limitation the terms of any license, permit, certificate, or abandonment approval promulgated, issued or enacted by any governmental authority to include, without limitation, any bonding requirements of Buyer or other regulatory approval governing the transfer of operations to Buyer.

              1.17. "Net Profits Interest", shall mean that interest in the Net Profits from the Oil and Gas Properties created by: (a) the Assignment from AREC to DRI dated May 29, 1997 and recorded in Book 1708, Page 125 of the Records of Armstrong County, Pennsylvania, as corrected by that Correction of Assignment dated August 29, 1997 and recorded in Book 1736, Page 171, and that Assignment from AREC to DRI dated May 29, 1997 and recorded in Book 1911, page 110 of the Records of Fayette County, Pennsylvania.



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              1.18. "Net Revenue Interest", shall mean a Revenue Interest less all Lease Burdens.

              1.19. "Oil and Gas Contracts", shall mean any contracts that affect or relate to the Oil and Gas Properties or the Production covered thereby including amendments thereto. "Oil and Gas Contracts" includes, by way of example and not limitation, area of mutual interest agreements, acreage contribution agreements, advance payment agreements, bottom hole agreements, division orders, drilling contracts, dry hole agreements, exploration agreements, farm-in and farm-out agreements, Gas Balancing Agreements (including claims to recover natural gas or money under Gas Balancing Agreements for Seller's under production before the Effective Date), natural gas and oil sales, exchange, treating and processing contracts, operating agreements, net profits agreements, participation agreements, storage agreements, support agreements, transfer orders, transportation agreements, water rights agreements, and salt water disposal agreements.

              1.20. "Oil and Gas Properties", shall mean those oil and gas leasehold right conveyed to CMS from CECI by: (a) Assignment dated May 21, 1991 and recorded at Book 840, Page 27 in the records of Fayette County, Pennsylvania on June 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of the date of first production and recorded in Book 1296, Page 275 of the Records of Fayette County, Pennsylvania; (b) Assignment dated May 21, 1991 and recorded at Book 840, Page 31 of the Records of Fayette County, Pennsylvania on June 19, 1991, as amended by that Correction of Assignment dated November 24, 1993, but effective as of the date of first



                                      -5-
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production, and recorded in Book 1296, Page 280 of the Records of Fayette
County, Pennsylvania; (c) Assignment dated May 21, 1991 and recorded in Book 840, Page 35 of the Records of Fayette County, Pennsylvania on June 19, 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of the date of first production, and recorded in Book 1296, Page 286 of the Records of Fayette County, Pennsylvania; (d) Assignment dated May 21, 1991 and recorded in Book 840, Page 39 of the Records of Fayette County, Pennsylvania on June 19, 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of the date of first production, and recorded in Book 1296, Page 290 of the Records of Fayette County, Pennsylvania;
(e) Assignment dated May 21, 1991 and recorded in Book 840, Page 43 on June 19, 1991, as corrected by that Correction of Assignment dated November 24, 1993 but effective as of the date of first production and recorded in Book 1296, Page 295 of the Records of Fayette County, Pennsylvania; (f) Assignment dated May 21, 1991 and recorded in Book 840, Page 47 of the Records of Fayette County on June 19, 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of the date of first production, and recorded in Book 1296, page 300 of the records of Fayette County, Pennsylvania; (g) Assignment dated June 13, 1991 and recorded in Book 1116, Page 66 of the Records of Armstrong County, Pennsylvania on July 5, 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of the date of first



                                      -6-

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production, and recorded in Book 1358, Page 249 of the Records of Armstrong
County, Pennsylvania; (g) Assignment dated May 21, 1991, but effective March 18, 1991, and recorded in Book 1116, Page 54 of the Records of Armstrong County, Pennsylvania as corrected by that Correction of Assignment dated November 24, 1993, but effective as of March 18, 1991, and Recorded in Book 1358, Page 212 of the Records of Armstrong County, Pennsylvania; (h) Assignment dated May 21, 1991, but effective as of August 7, 1990 and recorded in Book 1116, Page 46 of the Records of Armstrong County, Pennsylvania on July 5, 1991, as corrected by that Correction of Assignment dated November 24, 1993 but effective as of August 7, 1990 and recorded in Book 1358, Page 217 of the Records of Armstrong County, Pennsylvania; (i) Assignment dated May 21, 1991, but effective as of June 16, 1989, and recorded in Book 1116, Page 62 of the Records of Armstrong County, Pennsylvania on July 5, 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of June 16, 1989, and recorded in Book 1358, Page 222 of the Records of Armstrong County, Pennsylvania; (j) Assignment dated February 12, 1993 but effective as of the date of first production and recorded in Book 1135, Page 236 of the Records of Armstrong County, Pennsylvania on March 15, 1993, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of the date of first production, and recorded in Book 1358, Page 228 of the Records of Armstrong County, Pennsylvania; (k) Assignment dated May 21, 1991 but effective as of March 18, 1991, and recorded in Book 116, Page 58 of the Records of Armstrong County, Pennsylvania on July 5, 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of March 18, 1991, and recorded in Book 1358, Page 234 of the Records of Armstrong County, Pennsylvania; (l) Assignment dated May 21, 1991, but effective as of the date of first production, and recorded in Book 1116, Page 50 of the Records of Armstrong County, Pennsylvania on July 5, 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of the date of first production, and recorded in Book 1358, Page 239 of the Records of Armstrong County, Pennsylvania; (m) Assignment dated May 21, 1991, but effective as of April 1989, the date of first production, and recorded in Book 1116, Page 42 of the Records of Armstrong County, Pennsylvania on July 5, 1991, as corrected by that Correction of Assignment dated November 24, 1993, but effective as of the date of first production, and recorded in Book 1358, Page 244 of the Records of Armstrong County, Pennsylvania; and (n) any other real property interest in or under the Wells.


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


              1.21. "Ordinary Course of Business", shall mean the ordinary course of business and conduct of operations consistent with past custom and practice, and shall include, without limitation, operations of a kind and nature conducted in a manner consistent with those of a reasonably prudent operator in the same or similar circumstances.

              1.22. "Outstanding Obligations", shall mean those Royalties, and Overriding Royalties accruing on or before the Effective Date and which Seller has not paid as of the Closing Date, a list of which is set forth on Schedule 1.22.

              1.23. "Overriding Royalty", shall mean a non-operating interest carved out of a Working Interest's share of the oil and gas produced at the surface, free of production expenses.

              1.24. "Permitted Encumbrances", shall mean those Encumbrances as may exist on the Oil and Gas Properties from time to time in the Ordinary Course of Business, which are: (a) liens for Taxes not yet due and payable, or if due and payable, are being contested in good faith in the Ordinary Course of Business; (b) inchoate, statutory or operators liens securing obligations for labor, services, materials and supplies furnished to the Oil and Gas Properties, but only if such liens are not delinquent and will be discharged in the Ordinary Course of Business; (c) Encumbrances that arise under Oil and Gas Contracts of a type and nature customary in the oil and gas industry to secure the payment of amounts that are not yet delinquent or, if delinquent, are being contested in good faith in the Ordinary Course of Business; (d) Encumbrances that arise as a result of Oil and Gas Contracts that can be terminated on thirty (30) days notice, orders and laws.



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              1.25. "Person", shall mean an individual, group, partnership, corporation, trust, Limited Liability Company or other entity.

              1.26. "Pipeline", shall mean the gas gathering system located on the Oil and Gas Properties.

              1.27. "Pipeline Interest", shall mean Sellers' interest in the Pipeline.

              1.28. "Production", shall mean all hydrocarbons produced, saved and sold from the Wells.

              1.29. "Revenue Interest", shall mean the gross revenues from Production attributable to a Working Interest.

              1.30. "Royalty", shall mean that proportionate share of Production payable to the owner of the mineral estate or its designee, free of all expenses of Production.

              1.31. "Taxes", shall mean all ad valorem, severance, and other taxes or fees levied upon or measured by Production, personal property taxes, real property taxes, and any and all other taxes or fees of whatever type or kind assessed or which are based upon the ownership of the Assets.

              1.32. "Wells", shall mean Sellers' interest in those wells set forth on Schedule 1.32 hereto.

              1.33. "Working Interest", shall mean an interest in the leases embodying operating rights, operating obligations (including, but not limited to, obligations to bear the costs and expenses of exploring for and producing hydrocarbons) and the right to share in Production.


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




                   ARTICLE II--PURCHASE AND SALE OF THE ASSETS

              2.1. Transfer. Subject to the terms of this Agreement, Sellers hereby agree to sell, transfer, convey and deliver unto the Buyer, and Buyer hereby agrees to purchase, acquire and accept, the Assets, effective as of the Effective Date.

              2.2. Closing. At the closing, subject to the provisions of Article X, the Buyer will deliver to Seller the Purchase Price in accordance with
Article III below.

              2.3. Closing Date. The date of the Closing shall be December 14, 1999 or such other date as shall be mutually agreeable to the parties.

              2.4. Assignments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at Closing, Sellers shall convey, transfer, assign and deliver all of the Assets (by executing and delivering one or more counterparts of the Assignment, together with a description of the respective Assets attached thereto) to Buyer. The Assignment shall provide for a Special Warranty of title to the Assets by, through and under the Sellers, but not otherwise.

                           ARTICLE III--PURCHASE PRICE

         3. Price. The purchase price for the Assets (the "Purchase Price") shall be Eight Hundred Twenty Six Thousand Three Hundred Sixty Eight Dollars ($826,368.00).

              3.1. Manner of Payment. At the Closing, the Buyer will pay to Sellers' the Purchase Price in immediately available funds. Each of the Sellers hereby expressly agrees to provide Buyer in writing before the Closing Date with individual wiring instructions. In the absence of individual wiring instructions from each Seller, each Seller agrees that the Buyer may wire transfer the Purchase Price to AREC's account for further distribution to DRI and CMS and, that Buyer's wire transfer of the Purchase Price to AREC's account shall be deemed full compliance and satisfaction of the payment terms of this Agreement as to all Sellers.

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              3.2. Allocation of Revenues and Assumption of Liabilities. Subject
to the terms and provisions hereof, as of the Effective Date:

                  3.2.1. Buyer purchases and acquires the Assets and assumes the liabilities and obligations pertaining to the Assets which accrue on and after the Effective Date (to include by way of example and not limitation, all obligations: (i) under the leases which constitute a portion of the Oil and Gas Properties; (ii) under the Oil and Gas Contracts; (iii) referenced herein or on Exhibits hereto; and (iv) other Legal Requirements), as evidenced by the execution of this Agreement and the execution and acceptance of each Assignment, but excluding however: (x) liabilities and obligations of Sellers attributable to Sellers' ownership or operation of the Assets, either incurred or accruing prior to the Effective Date; or, (y) liabilities or obligations arising from a breach of any the obligations of Sellers under this Agreement.

                  3.2.2. Sellers shall retain and bear the liabilities and obligations attributable to Sellers' ownership or operation of the Assets, (to include, by way of example and not limitation: (i) costs for leases or leasehold interests under any existing letter of intent, prospect acquisition agreement, or other contract or document to which Seller is a party and (ii) all Outstanding Obligations),and arising and/or incurred prior to the Effective Date (whether or not actually invoiced or billed prior to or subsequent to the Effective Date), excluding however: (x) liabilities specifically assumed by the Buyer under this Agreement; and (y) liabilities arising from a breach of any of Buyer's obligations under this Agreement.


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                  3.2.3. Sellers shall receive all proceeds of Production
actually sold and delivered before the Effective Date, and Buyer shall receive all proceeds of Production actually sold and delivered after the Effective Date.


                  3.2.4. Seller shall receive all revenues and benefits attributable to the Assets earned to the period prior to the Effective Date and Buyer shall receive all revenues and benefits attributable to the Assets earned on or after the Effective Date. Taxes assessed against the Assets shall be pro rated at the Closing Date as of the Effective Date.


              3.3 Purchase Price Adjustment. At Closing, the Purchase Price shall be adjusted upwards by the amount of all Lease Operating Expenses actually paid by Seller for the intervening period between the Effective Date and the Closing Date, and downwards by: (i) any unpaid Lease Operating Expenses incurred prior to Effective Date unpaid as of the Closing Date, a list of which will be provided Buyer prior to the Closing; (ii) any Outstanding Obligations; and (iii) any adjustments under Article VII below.

             ARTICLE IV--THE SELLER'S REPRESENTATIONS AND WARRANTIES


         4. The Sellers represent and warrant that:

              4.1. Organization. Each of AREC and DRI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, CMS is a partnership duly organized and validly existing under the laws of the State of its formation, and each Seller is in good standing and qualified to do business in each jurisdiction where it is required for the conduct of each Sellers' business.

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              4.2. Authority. Each Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement to sell the Assets on the terms described in this Agreement, and to perform its obligations under this Agreement. The consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with, any provisions of its Certificate of Incorporation, Partnership Agreement or other governing document of any Seller, or any material agreement or instrument to which a Seller is a party or by which a Seller or any of the Assets is bound, or any judgment, decree, order, statute, rule or regulation applicable to a Seller or any of the Assets.

              4.3. Binding Obligation. This Agreement has been duly executed and delivered on behalf of Sellers. All documents and instruments required hereunder to be executed and delivered to Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments will, constitute legal, binding obligations of the Sellers in accordance with their terms.

              4.4. No Breach of Statute, Decree or Contract. The execution, delivery and performance of this Agreement by a Seller does not and will not breach any Legal Requirement, will not at the Closing conflict with or result in a breach of or default under any agreement or any order, writ, injunction, decree, contract, agreement or instrument to which a Seller is a party or by which the Assets are or may be bound, will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Assets, and will not give to others any interest or rights in, or with respect to any of the Assets, except to the extent of Permitted Encumbrances.


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              4.5. No Litigation or Adverse Events. Except as set in Schedule
4.5, to the best of Sellers' knowledge there is no suit, claim or action, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to the Sellers' knowledge, threatened, by or against the Sellers or any of them or the Assets, and no event or condition of any character, to the Sellers' knowledge, pertaining to the Sellers or Assets, that could prevent the consummation of the transactions contemplated by this Agreement or which might result in a material loss of any portion of the Assets, a material diminution in the value of any of the Assets or a material interference with the use and enjoyment of any of the Assets.

              4.6. Taxes. Since AREC became Operator, AREC has paid and discharged all Taxes, assessments, excises and other levies which, if not paid, could constitute liens or charges against the Assets except for Taxes being contested in good faith and by appropriate proceedings. Sellers remains responsible for their share of any Taxes due and owing for periods prior to the Effective Time.

              4.7. Accuracy of Documents. All copies of Oil and Gas Contracts, provided by the Sellers in connection with the transactions contemplated hereby, are complete and accurate and have not been amended or modified by any oral agreements.

              4.8. Broker's Fees. The Sellers have not employed or retained any broker or finder in connection with the sale of the Assets hereunder to the Buyer, which would give rise to any fees to any third party in connection with such sale.

              4.9. Title. The Assignments will convey to Buyer, subject to Existing Burdens, Sellers' title to the Assets without reservation. Other than the Existing Burdens, Sellers have not created any liens, claims or Encumbrances affecting the Assets. Sellers shall provide a Special Warranty of title to the Assets to Buyer by, through and under Sellers, but not otherwise, with full power of substitution and subrogation.

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EXCEPT FOR THE SPECIAL WARRANTIES OF TITLE GIVEN BY SELLERS IN
THE ASSIGNMENTS, SELLERS DISCLAIM ANY WARRANTIES EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (INCLUDING WARRANTIES WITH RESPECT TO THE PRESENCE OF ENVIRONMENTAL CONDITIONS, EXCEPT AS SET FORTH IN PARAGRAPH 4.13, OR NATURALLY OCCURRING RADIOACTIVE MATERIAL AFFECTING SUCH PERSONAL PROPERTY) OF ANY PROPERTY REAL, PERSONAL OR MIXED OR EQUIPMENT (INCLUDING PIPELINE EQUIPMENT) CONVEYED TO AND ACQUIRED BY BUYER, WITH ALL SUCH REAL AND PERSONAL PROPERTY AND EQUIPMENT BEING TRANSFERRED, ASSIGNED, SOLD, PURCHASED, ACCEPTED AND ACQUIRED "AS IS" AND "WHERE IS" WITHOUT WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.


              4.10. Status of Leases.

                  4.10.1. Payments. Since AREC became Operator, all Royalties, Overriding Royalties, rentals, shut-in royalties and other such payments due under the Oil and Gas Properties have been properly and timely paid (except where Royalty payments have been legally suspended to Royalty owners whose whereabouts are unknown or who have title defects). AREC and CMS remain responsible for their share of any payments which may be determined to be due for periods prior to the Effective Time.

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

                  4.10.2. Working Interests. The Working Interests of AREC and CMS, in the Oil and Gas Properties is represented on Schedule 1.32.

                  4.10.3. Net Revenue Interests. AREC's and CMS's Net Revenue Interests in, and DRI's Net Profits Interest from, the Oil and Gas Properties is represented on Schedule 1.32.

                  4.10.4. Compliance with Laws. AREC as operator of the Oil and Gas Properties has complied in all material respects with all applicable laws, regulations and orders of all governmental agencies having jurisdiction over those Assets.

              4.11. Necessary Action. Sellers shall take or cause to be taken all such actions, as would a prudent businessman under the same or similar circumstances, as may be necessary and advisable to consummate and make effective the sale of the Assets contemplated by this Agreement and to assure that the Sellers will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions; provided, however, that Sellers shall not be required to (i) file suit or assume any additional liabilities in performing its obligations hereunder, or (ii) to perform any title curative except as set forth in Article VI hereof.


              4.12. No Default. AREC and CMS are not in default under, and have not received a notice of default or termination (to include a self-executing termination clause under an oil and gas lease) with respect to, any provision of an oil and gas lease, an Oil and Gas Contract affecting the Oil and Gas Properties, or the title of the Sellers thereto. Except for Permitted Encumbrances, no condition exists that with notice or lapse of time or both would constitute a default under any mortgage, indenture, loan credit agreement or other agreement or instrument evidencing indebtedness for borrowed money, or create a lien, charge or other Encumbrance on the Oil and Gas Properties. Neither AREC nor CMS have received any notice of default with respect to, any order, writ, injunction or decree of any court, commission or administrative agency in connection with the ownership, development or operation of the Oil and Gas Properties, or any part thereof, which would materially adversely affect the value of the Oil and Gas Properties.

              4.13. Environmental Claims. To the best of Sellers' knowledge there is no Environmental Condition in, on or under any of the Assets which has not been disclosed to Buyer prior to the Closing Date. The Sellers have not received and have no knowledge of any notice of or any threat of any claim, suit, proceeding, inquiry, investigation, or judicial or administrative action arising out of or based upon any Environmental Law, pertaining to directly or indirectly, any of the Assets.

              4.14. Existing Burdens. AREC and CMS represent that to the Lease Burdens and other Existing Burdens on the Wells do not reduce the Net Revenue Interest below the percentages set forth on Schedule 1.32. AREC and CMS do not warrant the represented Net Revenue Interest, except by, through and under AREC and CMS, but not otherwise. DRI represents that it is entitled to receive thirty percent (30%) of AREC's Net Profits from the Oil and Gas Properties and that it has not created or permitted any Existing Burden on or against its Net Profits Interest except that mortgage and first security interest granted to PNC Bank, National Association ("Mortgage"), which Mortgage shall be removed at Closing. DRI does not warrant its Net Profits Interest, except by, through and under it, but not otherwise.

              4.15. Permits. All permits necessary for the operation of the Wells are in full force and effect.

              4.16. Production. AREC, as operator of the Assets, has advised Buyer of all notices received by it, whether received orally or in writing, as to any mechanical difficulty or downhole problem with any Well which is or with the passage of time would materially adversely affect Production from such Well.

              4.17. Preferential Right to Purchase. Sellers have not granted to any person a preferential right to purchase the Assets or production therefrom, or incurred an overproduced gas balancing obligation or other production inbalance.

              ARTICLE V--THE BUYER'S REPRESENTATIONS AND WARRANTIES

         5. The Buyer represents and warrants to each Seller as follows:

              5.1. Corporate. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. The Buyer has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action, and the same is a binding obligation of the Buyer, enforceable in accordance with its terms.

              5.2. No Breach of Statute or Contract. The execution, delivery and performance of this Agreement will not breach any statute or regulation of any governmental authority, and will not at the Closing conflict with or result in a breach of or default under any of the terms, conditions, or provisions of the Buyer's Certificate of Incorporation or by-laws or any order, writ, injunction, decree, agreement or instrument to which the Buyer is a party or by which it is or may be bound.

              5.3. Environmental Inspection. Buyer acknowledges that it has had ample opportunity to inspect the Assets, has actually inspected the Assets and is aware of their condition. In acquiring the Assets, Buyer is relying on its:
(i) own knowledge of the Assets based upon its inspection of the Assets pursuant to Article VII hereof; (ii) as the former operator of the Assets; (iii) the prior owner of the Assets and original assignor to CMS; (iv) Affiliate, Castle Energy Corporation, currently owing a Working Interest in the Assets, and not on any representation or warranty given by the Sellers herein.

              5.4. Prior Operator. Buyer acknowledges that it was the operator of the Assets from the initial drilling of the Wells until June 17, 1997 when operations transferred to AREC and who, or its Affiliate, has owned a Working Interest in the Assets since their creation.

              5.5. Retention of Records. Buyer acknowledges that it has retained and has in its possession the original records and title reports relating to the Oil and Gas Properties.

              5.6. Sophisticated Buyer. Buyer represents and warrants that it is an experienced and sophisticated oil and gas company, familiar with the Assets, operation of the Assets and other oil and gas properties, and is making this acquisition based upon its own due diligence and knowledge of the Assets without reliance on any representation or warranty of Sellers other than those expressly set forth in this Agreement.

              5.7. Broker's Fees. Buyer has not employed or retained any broker or funder in connection with the purchase of the Assets hereunder from the Sellers which would give rise to any fees to any third party in connection with such sale.

                                ARTICLE VI--TITLE

              6.1. Pre-Closing Examination. Prior to the Closing Date, Buyer shall conduct such examinations of the Title to the Assets as Buyer deems necessary, in its sole and absolute discretion, to include, by way of example and not limitation, review of courthouse records, physical inspection of the surface estate of the Oil and Gas Properties, those Books and Records in AREC's possession and those title reports and other land records in its own possession relating to the Oil and Gas Properties, to determine that since June 17, 1997, neither AREC nor CMS had created a condition such that they, or either of them could not convey to Buyer "Good and Defensible Title" ("Title Defect").

              6.2. Good and Defensible Title. For the purposes of this Agreement, "Good and Defensible Title" shall mean such title to the Assets, by, through and under the Sellers, but not otherwise, which Sellers, or Buyer as successor in interest to Sellers, would be expected to: (a) receive not less than the Net Revenue Interest set forth on Schedule 1.32 in all hydrocarbons produced, saved and sold from the Oil and Gas Properties; (b) bear not more than AREC's and CMS's Working Interest, without increase, as set forth on Schedule 1.32; and, (c) free from any Encumbrance created by Sellers.

              6.3. Notice of Title Defect. Not later than twelve o'clock noon, the last working day prior to the Closing Date, Buyer must notify Sellers, in writing, of any matter that Buyer considers to be a Title Defect ("Title Defect Notice"), which Title Defect Notice shall include: (i) a specific description of the matter Buyer asserts as a Title Defect; and (ii) a specific description of the Oil and Gas Property or the portion of the Oil and Gas Property that is affected by the Title Defect.

                  6.3.1. For the purposes of this Article VI, the hypothecation of DRI's Net Profits Interest to PNC Bank, National Association ("PNC") and AREC's Working Interest to PNC shall not be deemed a "Title Defect" provided that such hypothecations shall be released at Closing.

              6.4. Title Failure. Sellers shall have until February 14, 2000 in which to attempt to cure any Title Defect or to advise Buyer of their inability to do so or their election not to do so. Any Title Defect that Sellers are unwilling to cure shall be deemed a title failure ("Title Failure")

              6.5. Title Failure Adjustments. Buyer shall be entitled to a credit in the Final Settlement Statement, under Paragraph 10.8 below, for any Title Failure in accordance with that schedule of Asset values set forth in
Schedule 10.6; provided however, Buyer shall not be entitled to any credit for Title Failure unless and until the aggregate amount of Title Failures exceed Ten Thousand Dollars ($10,000) and then only for the amount in excess of such amount.


                     ARTICLE VII--ENVIRONMENTAL EXAMINATION

7.1. Pre-Closing Examination. Prior to the Closing Date, Buyer and its authorized representatives, at Buyer's sole risk and expense, shall have the right to enter upon and inspect the real and personal properties comprising the Oil and Gas Properties, and to conduct such well, environmental and other tests and assessments as Buyer shall deem appropriate. Buyer shall repair any damages to the Oil and Gas Properties resulting from its inspection. As part of its inspection of the Oil and Gas Properties, Buyer and its authorized representatives shall have the right to conduct soil and water tests and borings, and generally to conduct such tests, examinations, investigations and studies as may be necessary or appropriate in Buyer's sole judgment to make an environmental assessment of the Oil and Gas Properties. Buyer shall keep any data or information acquired through such examination and the results of all analyses of such data and information strictly confidential and shall not disclose the same to any person or agency without the prior written approval of Sellers unless such disclosure is required by law. If Buyer has discovered in its environmental assessment an Environmental Condition, Buyer shall notify Seller of such circumstances as soon as practicable, but in no event less than one (1) day prior to Closing.

              7.2. Environmental Condition Attributable to Buyer. Should an identified Environmental Condition be attributable to the acts of Buyer while it was the "Driller" (as that term is defined in that certain Turnkey Drilling Contract by and between CMS and Buyer) of the Oil and Gas Properties, then Sellers shall have no responsibility for the cure or remediation thereof and Buyer will accept the Assets "AS IS" without right of offset or adjustment for any such Environmental Condition. A list of Environmental Conditions for which Buyer is responsible may be attached hereto after the Closing Date as Schedule 7.3.


              7.3. Environmental Conditions Attributable to AREC and CMS. If Buyer properly notifies Sellers of an Environmental Condition related to an Oil and Gas Property and attributable to AREC and/or CMS, Buyer may (i) waive the Environmental Condition and close, or (ii) request AREC and CAMI to cure the Environmental Condition. If Buyer asks AREC and CMS to cure an Environmental Condition, and if the aggregate amount of all such Environmental Conditions exceeds Ten Thousand Dollars ($10,000), AREC and CMS have the option (i) to cure the Environmental Condition, or (ii) to exclude the Oil and Gas Property affected by the Environmental Condition from this Agreement. If AREC and CMS elect to cure the Environmental Condition, but the cure has not been completed by Closing, the Oil and Gas Property affected by the Environmental Condition shall not be conveyed to Buyer at Closing, the Purchase Price shall be reduced by the amount allocated to such Oil and Gas Property in Schedule 10.6. If the Environmental Condition is cured by February 14, 2000, within five (5) days after the Environmental Condition is cured, Seller will convey to Buyer the Oil and Gas Property affected by the Environmental Condition and the amount allocated for such Oil and Gas Property on Schedule 10.6 shall be paid to Sellers as part of the Final Settlement Statement.

                  7.3.1. An Environmental Condition shall be deemed "cured" when: (i) the Buyer and Sellers agree, in writing, that the Environmental Condition has been cured; or (ii) when the Sellers present to Buyer the certification by a licensed environmental engineer that the Environmental Condition has been "cured". Any disagreement between the parties shall be resolved in accordance with the Dispute Resolution provision of Paragraph 14.11 below.

              7.4. Environmental Purchase Price Adjustment. Notwithstanding any provision hereof to the contrary, there shall be no reduction in the Purchase Price for uncured Environmental Defects unless, and only to the extent that, the aggregate amount of such uncured Environmental Defects exceeds Ten Thousand Dollars ($10,000), and then only for the amount in excess of such amount.

          ARTICLE VIII--CONDITIONS TO THE BUYER'S OBLIGATIONS TO CLOSE

         8. The Buyer's obligation to close shall be subject to the satisfaction of the following conditions prior to or at the Closing, unless waived by the Buyer.

              8.1. Compliance With Agreement. The Sellers shall have performed and complied in all respects with all his obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

              8.2. No Adverse Change. Neither the Assets nor the business of the Sellers shall have been adversely affected in any material way, subsequent to the execution hereof, and there shall have been no substantial uninsured or underinsured claim of personal injury or of damage to the Assets.

              8.3. Litigation. No litigation or other proceeding shall have been commenced or threatened against the Buyer or the Sellers, which in the sole opinion of the Buyer would materially and adversely affect its ownership, or the value, of the Assets.

              8.4. Accounting. Buyer shall have received from Sellers a complete accounting of all funds paid to and expended by Sellers as the operator of the Assets subsequent to the Effective Date.

           ARTICLE IX--CONDITIONS TO THE SELLERS' OBLIGATION TO CLOSE

         9. The Sellers' obligation to close shall be subject to the satisfaction of the following conditions prior to or at the Closing, unless waived by the Sellers:


              9.1. Compliance With Agreement. The Buyer shall have performed and complied in all material respects with all its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

              9.2. Litigation. No litigation or other proceeding shall have been commenced or threatened against the Sellers or the Buyer, which in the sole opinion of the Sellers would materially and adversely affect its ownership, or the value, of the Assets.

              9.3. Accounting. Buyer shall account to Sellers for all funds received or obligations paid, by Buyer subsequent to the Operations Assumption Date and attributable to the Assets prior to the Effective Date.

              9.4. Operations. Buyer having assumed and conducted operations in accordance with Article XI hereof and in the Ordinary Course of Business.

                ARTICLE X--CLOSING; TERMINATION; POST CLOSING

         10. Closing.

              10.1. Place. The Closing shall take place at such location as mutually agreed upon by the Buyer and the Sellers.

              10.2. Termination. At any time before the Closing, this Agreement may be terminated: (i) by mutual consent of the parties; (ii) by either the Buyer or the Sellers if there has been a material misrepresentation, material breach of warranty or material breach of covenant by the other; (iii) by the Buyer if any condition set forth in Article VIII shall not be satisfied at the Closing; or (iv) by the Sellers if any condition set forth in Article IX shall not be satisfied at the Closing.

              10.3. Transfer of Assets. Sellers will, subject to the provisions of this Agreement: (i) execute and deliver to Buyer one or more Assignments satisfying the requirements of Paragraph 2.4; and (ii) transfer to Buyer by check all of Sellers' right, title and interest in and to any funds currently held by AREC, as operator, in escrow or suspense with respect to and attributable to the Assets along with associated records regarding and a list by interest owner of such funds, to the extent that such records were transferred to AREC by CECI when AREC assumed operations on June 17, 1997 or created by AREC.

              10.4. Transfer of Books and Records. Not later than thirty (30) days after Closing, AREC will transfer, convey and deliver unto Buyer (to the extent not theretofore delivered) copies of all of the Books and Records in AREC's possession as operator, whether in manual or electronic form, subject to any contractual restrictions with third parties. To the best of Sellers' knowledge and belief, Sellers are not a party to any document and none of the Books and Records is subject to any contract which would restrict or otherwise prevent the transfer of all Books and Records in Sellers' possession, or the possession of Sellers' agents or representatives, to Buyer. Sellers shall have reasonable access during normal business hours for any reasonable purpose to the files delivered to Buyer hereunder and in Buyer's possession; provided, however, Buyer shall have no obligation to keep or maintain the files or any other records or documents beyond three (3) years after the Closing Date unless Buyer surrenders such documents to Sellers or Sellers consent to the destruction of the such files, records or documents prior to such date. Sellers shall not be obligated to make or deliver any geological or engineering interpretations in the Books and Records. Sellers may make and retain such copies of the Books and Records as Sellers' deem necessary for the conduct of their respective business; provided, however, that Sellers will not, without the express written consent of the Buyer, permit any third party, other than Sellers' attorneys and accountants, access to such records, except as may be required to comply with any order of any court or governmental agency to include the Internal Revenue Service.

              10.5. Taxes. All Taxes shall be pro-rated between AREC, CMS and Buyer as of the Effective Date. AREC and CMS shall be charged for all such Taxes based on ownership of the Assets or Production the Assets actually sold prior to the Effective Date. Buyer shall be charged for all such Taxes based on ownership of the Assets or Production from the Assets actually sold as of the Effective Date. Buyer shall pay all documentary, filing and recording fees for the Assignments required in connection with the transaction contemplated by this Agreement.

              10.6. Purchase Price Allocation. Sellers and Buyer recognize that reporting requirements of Sec. 1060(b) of the Internal Revenue Code, and the regulations promulgated thereunder, may apply to the transaction contemplated by this Agreement. If so, Sellers and Buyer agree that the Purchase Price shall be allocated among the assets as mutually agreed by Sellers and Buyer to comply with and satisfy the requirements of Sec. 1060(b) and applicable regulation. Sellers and Buyer agree that no Asset shall be allocated a negative value. The allocated value of the Assets is set forth on Schedule 10.6.

              10.7. Payment. Buyer shall pay to Sellers the Purchase Price pursuant to Article II.

              10.8. Final Settlement Statement. Within sixty (60) days after the Closing, or as soon as practical thereafter, Buyer shall prepare, in accordance with this Agreement, the Final Settlement Statement, setting forth any appropriate adjustments or payments not finally determined as of the Closing Date. Buyer shall submit the Final Settlement Statement to Sellers and shall afford Sellers access to Buyer's records pertaining to the computation of the Final Settlement Statement. Sellers shall deliver to Buyer a written report containing any changes which Sellers propose be made to the Final Settlement

Statement. The parties shall employ that degree of effort as would prudent business persons engaged in on going business relationships to reach agreement as to the amounts due pursuant to such Final Settlement statement no later than thirty (30) days after the submission of the Final Settlement Statement to Sellers. The date upon which such agreement is reached shall be called the "Settlement Date".

                  10.8.1. On the Settlement Date, should one party be obligated to the other by reason of the Final Settlement Statement, the indebted party shall pay to the other party, in immediately available funds, those monies determined to be due under the Final Settlement Statement. Until paid, all past due amounts under this Paragraph 10.8 shall bear interest at the rate of prime plus two percent (2%), to move, as established by PNC Bank, Pittsburgh, Pennsylvania (computed based on a 360 day year).

                             ARTICLE XI--OPERATIONS

              11.1. Effective the Closing Date , CECI shall assume and take over all duties as operator of the Assets ("Operations Assumption Date").

              11.2. AREC and CECI shall cooperate in the completion of all documentation required by the Commonwealth of Pennsylvania for the change of operator. CECI agrees to post the required operator's bond and plugging bonds as required by the Pennsylvania Department of Environmental Protection.

                         ARTICLE XII--INDEMNIFICATION

              12.1. Indemnification of the Buyer. AREC and CMS shall jointly indemnify and hold the Buyer harmless against, and reimburse the Buyer on demand for, all actual damage, loss, cost or expense (including reasonable attorneys' fees incurred in defending or settling any claim for such damage, loss, cost or expense) incurred by the Buyer resulting from any material breach of the Sellers' representations, warranties or covenants in this Agreement.

              12.2. Indemnification of the Sellers. The Buyer shall indemnify and hold the Sellers, individually and jointly harmless against, and reimburse the Sellers on demand for, all actual damage, loss, cost or expense (including reasonable attorneys' fees incurred in defending or settling any claim for such damage, loss, cost or expense) incurred by the Sellers resulting from any Environmental Condition created after the Closing Date, any material breach of the Buyer's representations, warranties or covenants in this Agreement.

              12.3. Notwithstanding the above, nothing in this Agreement shall be construed to: (i) require the Buyer to indemnify Sellers against pre-existing liabilities of Sellers, including liabilities for Environmental Conditions, incurred, created or existing prior to the Effective Date; (ii) require Sellers to indemnify Buyer against pre-existing liabilities of Buyer, including liabilities for Environmental Conditions, incurred, created or existing prior to the Effective Date; (iii) amend any contractual rights between the parties regarding any Title Defect or Environmental Condition; or (iv) alter or amend each Party's obligation or rights under any Environmental Law or Oil and Gas Contracts for any Environmental Condition, whether know, unknown as of the Closing Date.

                              ARTICLE XIII--NOTICES

              13.1. Notices. Any notice, request demand, statement or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or if telegraphed, or by courier, or mailed by certified mail, return receipt requested, when actually received, and may be given as follows:

                           If to Sellers:

                           American Refinery and Exploration Company
                           100 Four Falls Corporate Center, Suite 215
                           West Conshohocken, Pennsylvania 19428

                           Attention:  Thomas F. Halloran

                           Deven Resources, Inc.
                           983 Old Eagle School Road, Suite 615
                           Wayne, Pennsylvania 19087

                           Attention:  Gary J. Novinskie

                           CMS/Castle Developmental Energy Fund I, L.P.
                           c/o CMS Affiliated Partnership
                           One Bala Plaza, Suite 412
                           Bala Cynwyd, Pennsylvania 19004

                           Attention:  Richard A. Mitchell
                           with copies to:

                           Ehmann, Van Denbergh & Trainor, PC
                           Two Penn Center Plaza, Suite 725
                           Philadelphia, Pennsylvania 19102-1707

                           Attention:  C. Warren Trainor, Esquire

                           If to Buyer:

                           Castle Exploration Company, Inc.
                           61 McMurray Road, Suite 204
                           Pittsburgh, PA 15241

                           Attention:  Timothy M. Murin
                           with copies to:

                           Castle Exploration Company, Inc.
                           5623 North Western
                           Oklahoma City, Oklahoma 73118

                           Attention: William C. Liedtke, Esquire

Or to such other address as such party may designate by ten (10) days advance written notice to the other party.

                           ARTICLE XIV--MISCELLANEOUS

              14.1. Exclusiveness. This Agreement embodies all of the representations, warranties and agreements of the parties hereto with respect to the subject matter hereof, and all prior understandings, representations and warranties (whether oral or written) with respect to such matters are superseded. This Agreement may not be amended, modified, waived, discharged or terminated except by an instrument in writing signed by the party or an executive officer of a corporate party against whom enforcement of the change, waiver, discharge or termination is sought.

              14.2. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

              14.3. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

              14.4. Assignment. This Agreement may not be assigned without the prior written consent of the other party.

              14.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

              14.6. Neither Party Drafter. The parties hereto agree that this Agreement is the product of negotiation between the parties, that counsel during its negotiations has represented each and that neither party shall be deemed the drafter hereof.

              14.7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws provisions.

              14.8. Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

              14.9. Costs. Each party agrees to bear its legal, accounting and other fees incurred in the negotiation of the transaction contemplated hereby, the conduct of its due diligence and the preparation of the documents addressed herein.

              14.10. Exhibits. The Exhibits and Schedules attached hereto, together with all documents incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made. Any Schedule attached hereto after the Closing Date shall be deemed to have been a party of this Agreement as of the Closing Date. Any such "Post-Closing" Schedule shall be initialed and dated by each party hereto or, if the finding of the Mediation (as set forth in Paragraph 14.11 below), then the results of the Mediation may be attached hereto and shall become a part hereof for all purposes.

              14.11. Dispute Resolution. The parties will attempt in good faith to resolve any and all controversies of every kind and nature between the parties to this Agreement arising out of or in connection with the existence, construction, validity, interpretation, performance, non-performance, operation, Title, Environmental Condition, breach, continuance or termination of this Agreement (each a "Dispute") promptly by negotiations between senior executives of the parties who have the authority to resolve the Dispute. Within twenty (20) days after the receipt of a notice of the existence of a dispute, the receiving party shall submit to the other (or others) a written response. The notice and response shall included (a) a statement of each party's position and a summary of the evidence and arguments supporting its (their) position, and (b) the name and title of the executive who will represent the party. The executives shall meet at a mutually acceptable time and place within thirty (30) days of the date of the disputing party's notice and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party's notice, or of the party receiving said notice will not meet within the allotted thirty (30) day period, either party may initiate an action before a neutral arbitrator under the rules of the American Arbitration Association sitting in Philadelphia, Pennsylvania or under Alternative Dispute Resolution ("Mediation"). Any judgment, award or finding on behalf of one party against the other by the Mediation may be enforced by the Court of Common Pleas of Montgomery County, Pennsylvania or any other court of competent jurisdiction. The losing party in any such Mediation shall pay all costs associated therewith.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.



                                     SELLERS
                                     -------

Attest:                                                       AMERICAN REFINING AND
                                                              EXPLORATION COMPANY


/s/ C. Warren Trainor                                         By:  /s/ Thomas F. Halloran
-----------------------------------------------------              -------------------------------------
    Assistant Secretary                                                Thomas F. Halloran, President


Attest:                                                       DEVEN RESOURCES, INC.


/s/ C. Warren Trainor                                         By:  /s/ Gary J. Novinskie
-----------------------------------------------------              -------------------------------------
    Assistant Secretary                                                Gary J. Novinskie, Vice President


Attest:                                                       CMS/CASTLE DEVELOPMENTAL
                                                              ENERGY FUND I, L.P.
                                                              By:     CMS Energy Associates, L.P.
                                                                      Its general partner
                                                              By:     MSPS Energy, Inc.
                                                                      Its general partner
/s/ Thomas D. Eyidio
-----------------------------------------------------
    Thomas D. Eyidio -  Secretary

                                                              By:  /s/ Marian E. Cohen
                                                                   -------------------------------------
                                                              Name:    Marian E. Cohen
                                                                   -------------------------------------
                                                              Its:     Vice President
                                                                   -------------------------------------

                                                  BUYER
                                                  -----

Attest:                                                       CASTLE EXPLORATION COMPANY, INC.


/s/ Susan Pyle                                                By:  /s/ Richard E. Staedtler
-----------------------------------------------------              -------------------------------------
    Secretary                                                 Name:    Richard E. Staedtler
                                                                   -------------------------------------
                                                              Its:     CEO
                                                                   -------------------------------------
